EXHIBIT 99.1 ESCROW AGREEMENT


     ESCROW AGREEMENT made this _____ day of ____________________, 2000 by and between Belmont Bancorp ("Belmont"), an Ohio Corporation, and Firstar Trust Company, a national banking association ("Bank").

     WHEREAS, Belmont has offered to sell up to ______________ newly issued shares ("Shares") of its common stock at a price of $______ per share (the "Offering");

     WHEREAS, the Shares are registered pursuant to a Form S-2 Registration Statement (Registration No. 333-91035) filed under the Securities Act of 1933, as amended;

     WHEREAS, Belmont's Prospectus provides that Belmont offer to its shareholders of record as of the close of business on January 21, 2000 the right to subscribe (the "Rights Offering") for the Shares at the rate of _____ shares for every share owned on the record date beginning on ________________, 2000 and continuing for 30 days until ______________, 2000, subject to Belmont's right to extend the Rights Offering for up to 30 additional days; and

     WHEREAS, the Prospectus provides that Belmont also offer (the "Ancillary Offering") to existing shareholders, depositors and other persons shares remaining available for purchase upon completion of the Rights Offering for 45 days beginning on ___________________, 2000, subject to Belmont's right to extend the Ancillary Offering for another 45 days; and

     WHEREAS, the Prospectus provides that Belmont will deposit all subscription funds received in a non-interest bearing escrow account with Firstar Trust Company, as escrow agent; all funds received will be held in the escrow account until the offering is completed; Belmont may elect to accept or reject all of the subscriptions in the Rights Offering (and any particular subscriptions which are incomplete or not properly submitted) and any or all of the subscriptions in the Ancillary Offering; Belmont will accept subscriptions in the Ancillary Offering only if the Rights Offering is not fully subscribed for; and, if Belmont declines to accept any subscriptions, the escrow agent will promptly return the escrowed funds directly to the subscribers following the termination of the Offering; and

     WHEREAS, the parties wish to provide for the terms of a deposit account to be established by Belmont with Bank for the deposit of subscriptions and the terms of withdrawal thereof.

     NOW, THEREFORE , in consideration of the mutual promises herein made and for other good and valuable consideration, the parties hereto hereby agree as follows:

          FIRST: Belmont shall deliver a certificate signed by it to Bank setting forth the effective date of the Offering, immediately after such effective date.

          SECOND: All funds received from subscribers for the Shares will be delivered by Belmont to Bank at 425 Walnut Street, ML CN-WN-06CT, Cincinnati, Ohio 45202, Attention: Brian George, for deposit into a special non-interest bearing account (the "Account"), together with the name, address, social security number of each such subscriber, and the name(s) in which the Shares are to be registered. Belmont agrees that where Shares are to be paid for by check, Belmont will deposit such check into the Account within one business day following receipt by Belmont of a subscription.

          THIRD: Bank will hold all funds received by it pursuant to the terms of this Agreement in the Account. Funds may be withdrawn from the Account and disbursed only as follows:


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          A. Upon the completion of the Offering, Belmont shall deliver to the
     Bank a certificate (the "Completion Certificate") stating:

          1. that the Offering is complete;

          2. which of the subscriptions in the Rights Offering have been accepted or rejected; and

          3. which of the subscriptions in the Ancillary Offering have been accepted or rejected.

          B. The Bank shall deliver to Belmont, without interest, all funds received by it for subscriptions in the Offering which Belmont shall have certified were accepted and shall return to subscribers, without interest, all funds received by it for subscriptions which Belmont shall have certified were not accepted.

          C. Bank shall copy and forward all Subscription Agreements to Belmont daily.

          FOURTH: No interest shall accrue on any collected funds held in the Account.

          FIFTH: A. Bank is acting solely as depository of the funds and not as a trustee or fiduciary under this Agreement. Bank is not a party to, nor has it reviewed or approved any agreement other than this Agreement, nor any other matters of background related to this Agreement.

          B. Bank shall not be liable for any damages, or have any obligations other than the duties prescribed herein in carrying out or executing the purposes and intent of this Agreement; provided, however, that nothing herein contained shall relieve Bank from liability arising out of its own willful misconduct or gross negligence. Bank's duties and obligations under this Agreement shall be entirely administrative and not discretionary.

          C. Bank shall not be liable to any party hereto or to any third party as a result of any action or omission taken or made by Bank, except for liability arising out of Bank's own willful misconduct or gross negligence. Belmont will, at its expense, indemnify Bank, hold Bank harmless, and reimburse Bank, and its officers, directors, employees and representatives from, against and for, any and all liabilities, costs, fees and expenses (including reasonable attorney's fees) Bank or any of them may suffer or incur by reason the execution and performance of this Agreement by Bank, including any litigation relating to this Agreement instituted by or against Bank, to which it is a party or in which Bank or any of its officers, directors, employees or representatives are required to appear as a witness. If any legal questions arise concerning Bank's duties and obligations hereunder, Bank may consult its counsel at Belmont's expense and rely without liability upon written opinions given to it by such counsel.

          D. Bank shall be protected in acting upon any written notice, request, waiver, consent, authorization, or other paper or document which Bank, in good faith, believes to be genuine and what it purports to be.

          E. Bank shall not be bound in any way by any contract or agreement between the other parties hereto, whether or not it has knowledge of any such contract or agreement or of its terms or conditions.

          F. This Agreement shall be terminated upon withdrawal and disbursement of all of funds held in the Account, except that Articles FIFTH and SEVENTH shall survive termination of this Agreement.

          G. Notwithstanding anything to the contrary contained in this Agreement, it is agreed that Bank shall in no case or event be liable for the failure of any of the conditions of this Agreement or damage caused by the exercise of its discretion in any particular manner, or for any reason, except gross negligence



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     or willful misconduct with reference to the Account, and Bank shall not be liable or responsible for its failure to ascertain the terms or conditions, or to comply with any of the provisions, of any agreement, contract or other document delivered to it or referred to herein, nor shall Bank be liable or responsible for forgeries or false personation.

          H. If any controversy arises between the parties hereto or with any third person with respect to the subject matter of this Agreement, its terms or conditions, Bank shall not be required to determine the same or take any action in the premises, but Bank may await the settlement of any such controversy by final appropriate legal proceedings or otherwise as Bank may require, or Bank may institute legal proceedings to determine any controversy, and in any such event Bank shall not be liable for interest or damages.

          I. It is agreed that Bank's duties are only such as are herein specifically provided, being purely ministerial in nature, and that Bank shall incur no liability whatsoever except for its willful misconduct or gross negligence.

          J. Bank may, but shall not be required to, institute legal proceedings of any kind. Bank shall have no responsibility for the genuineness or validity of any document or other item deposited with it, and Bank shall be fully protected in acting in accordance with any written instructions given to it hereunder and believed by it to have been signed or given by the proper parties.

          K. Bank undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against Bank.

          L. No provision of this Agreement shall require Bank to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

          M. Bank may consult with counsel and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

          N. Bank shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document, but Bank in its discretion may make such further inquiry or investigation into such facts or matters as it may see fit.

          O. The recitals contained herein shall be taken as the statements of Belmont, and Bank assumes no responsibility for their correctness. Bank makes no representations as to the validity or sufficiency of this Agreement. Bank shall not be accountable for the use or application by Belmont of the proceeds of the Offering.

          SIXTH: Notwithstanding anything to the contrary contained in this Agreement, Bank (a) may resign from its duties under this Agreement by giving 30 days' prior written notice of such resignation to the other parties hereto and (b) may be discharged from its duties under this Agreement upon the receipt from each of the other parties hereto of 30 days' prior written notice of such discharge. Upon the resignation or discharge of Bank, Belmont shall retain a substitute financial institution to perform the functions theretofore performed by Bank under this Escrow Agreement.



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          SEVENTH: A. Belmont agrees to pay to Bank reasonable expenses, including counsel fees, incurred in acting hereunder.

          B. It is understood that fees (if any) and usual charges agreed upon for Bank's services hereunder shall be considered compensation for its ordinary services as contemplated by this Agreement and in the event the conditions of this Agreement are not promptly fulfilled or that Bank renders any service hereunder not provided for in this Agreement, or that there is any modification hereof, or that any controversy arises hereunder or that Bank institutes, is made a party to, or intervenes in, any litigation pertaining to this Agreement or the subject matter thereof, Bank and its legal counsel shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses occasioned by such default, delay, controversy or litigation and Bank shall have the right to retain all documents and/or other things of value at any time held by it hereunder until such compensation, fees, costs and expenses shall be paid. Belmont hereby promises to pay the foregoing sums upon demand.

          EIGHTH: If, after the receipt by Bank of any check or instrument of any party hereto, Bank shall inform Belmont that such check or instrument has been entered for collection by it hereunder and is uncollectible and payment of the funds represented by such check or instrument has been made pursuant to the terms of this Agreement, then Belmont shall immediately reimburse Bank for such payment, and Bank shall deliver the returned check or instrument to Belmont provided, however, that nothing contained herein shall require Bank to invest or pay out funds which it has reason to believe are uncollectible.

          NINTH: All distributions by Bank to subscribers pursuant to this Agreement shall be made by check, payable to the order of each respective subscriber and shall be mailed directly to the subscribers by first class mail. All payments by Bank to Belmont shall be made in immediately available funds, if and to the extent that the funds on deposit with Bank are immediately available at the time of such payment.

          TENTH: The rights and obligations of each party under this Agreement may not be assigned without the prior written consent of all other parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          ELEVENTH: This Agreement contains all the terms agreed upon by the parties with respect to the subject matter hereof. This Agreement may be amended only by a written instrument signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

          TWELFTH: All notices, communications and instructions required or desired to be given under the Escrow Agreement shall be in writing and shall be deemed to be fully given if sent by certified mail, return receipt requested, to the following addresses:

     To:  Firstar Trust Company:

          Firstar Trust Company
          425 Walnut Street
          ML CN-WN-06CT
          Cincinnati, OH 45202

          Attention:     Brian George




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     To:  Belmont Bancorp

          Belmont Bancorp
          154 W. Main Street
          P.O. Box 249
          St. Clairsville, OH  43950

          Attention:     Wilbur R. Roat, President and
                         Chief Executive Officer


     or to such other address and to the attention of such other person as any of the above may have furnished to the other parties by certified mail, return receipt requested.

          THIRTEENTH: Belmont shall deliver to _________________ a certificate of the secretary of Belmont as (a) the authority of certain officers thereof to act on behalf of Belmont in connection with this Agreement and
     (b) the incumbency and signatures of such officers, and _________________ may act in reliance on such certificate upon the instructions or directions given to it in accordance with the terms of this Agreement by Belmont, through a person authorized so to act in such certificate.

          FOURTEENTH: This Agreement shall be deemed to be an agreement made under the laws of the State of Ohio and for all purposes shall be construed and enforced in accordance with and governed by the laws of such State.

          FIFTEENTH: This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                             Belmont Bancorp

                                             By: ______________________________
                                                 Title:




                                             Firstar Trust Company


                                             By: ______________________________
                                                 Title: